EXHIBIT 10.5

The Healing Company Inc.

Employment Agreement

Dated as of November 27, 2021

Simon Belsham

1101 Grand Street, Apt 501

Hoboken, New Jersey 07030

This letter (the "Agreement") will confirm of the terms of your employment with The Healing Company Inc. (the "Company").

1. Position and Duties; Term.

(a) Effective as of the date first above written (or such other date as is mutually agreed between you and the Company) (the "Effective Date"), you will be employed by the Company, on a full-time basis, to undertake such management duties as may be required from the Effective Date and upon appointment by the Board of Directors of the Company, as its Chief Executive Officer / Member of the Board, provided, however, that as of the date your employment with the Company terminates, however occurring, you shall resign from your membership on the Company's Board of Directors (the "Board") and on any of its committees on which you then have membership and execute any resignation in writing requested at that time by the Board. In addition, you may be asked from time to time to serve as a director or officer of one or more of the Company's other Affiliates, without further compensation.

(b) You agree to perform the duties of your position and such other duties as may reasonably be assigned to you from time to time. You also agree that, while employed by the Company, you will devote your substantial business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them. The Company will indemnify and hold you harmless (including advancement of legal fees) for any losses incurred in connection with a claim or threatened claim arising due to your service as an officer or Board member to the maximum extent permitted by law and the Company’s organizational documents. The Company will procure liability insurance in reasonable amounts consistent with similarly situated companies.

(c) We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

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(d) You will work principally in the Company's New York City offices, subject to reasonable covid-19 exceptions and business travel from time to time.

(e) You agree that, while employed by the Company, you will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to your position, as in effect from time to time. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

(f) The term of this Agreement shall commence on the Effective Date and shall end on the first to occur of your termination of employment for any reason or the two-year anniversary of the Effective Date; provided, however, that if not terminated by either party prior to the end of the initial two-year term, the term shall automatically extend for additional one-year terms thereafter, subject to any earlier termination (as such, the "Term"). The Company may, in its sole discretion and for any reason, provide written notice of termination (effective as of the then applicable expiration date) to you at any time, subject to the other provisions of this Agreement.

(g) You understand and agree that employment under this Agreement is "at will." Your employment may be terminated by the Company with or without cause, with or without notice, and without resort to any specific disciplinary procedure or process at any time, subject to the provisions of this Agreement, and you may resign or otherwise terminate your employment with the Company at any time, with or without any reason, with or without notice. This Agreement is not intended to, and shall not infer or imply any right on your part to continue in the employ of the Company or any of its Affiliates. This Agreement is not intended in any way to limit the right of the Company to terminate your employment.

2. Compensation and Benefits.

During your employment, as compensation for all services performed by you for the Company and its Affiliates and subject to your full performance of your obligations hereunder, the Company will provide you the following pay and benefits:

(a) Base Salary. The Company will pay you a base salary at the rate of four hundred thousand dollars ($400,000) for the first year following the Effective Date and five hundred thousand dollars ($500,000) for the second year following the Effective Date, payable in accordance with the regular payroll practices of the Company (the "Base Salary"). The Base Salary will thereafter be reviewed by the Board or a compensation committee of the Board in its discretion, it being understood that the Base Salary may only be increased and not decreased. You agree that the Company may deduct and withhold from your compensation hereunder the amounts required to be deducted and withheld under the provisions of the applicable federal and state laws heretofore or hereafter enacted requiring the withholding of compensation.

(b) Bonus Compensation. You will receive a signing bonus in the amount of $75,616 to be paid on or before December 31, 2021. For the first calendar year completed during your employment under this Agreement you will be eligible to earn an annual bonus, with a maximum pay-out opportunity of one hundred thousand dollars ($100,000) and for the second calendar year completed during your employment under this Agreement you will be eligible to earn an annual bonus, with a maximum pay-out opportunity of two hundred thousand dollars ($200,000) (the "Bonus"). The Bonus will thereafter be reviewed by the Board or a compensation committee of the Board in its discretion, it being understood that the Bonus may only be increased and not decreased. Each such Bonus will be paid within 60 days of the relevant calendar year end provided you remain an employee of the Company on the last day of the related calendar year. The actual amount of any such Bonus will be determined by the Board or a compensation committee of the Board in its discretion following reasonable consultations with you, based on your performance and that of the Company as measured against objective metrics communicated to you in writing by the Board or a compensation committee of the Board. In addition, you will be eligible to receive an additional bonus to offset certain tax expenses you incur in connection with the Equity Grant (as defined in subsection (f) below).

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(c) Participation in Employee Benefit Plans. You will be eligible to participate in any medical, dental, 401(k), and other benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement (e.g., a severance pay plan). Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(d) Vacations. You will be entitled to earn up to four (4) weeks of vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time, and with the timing and duration of specific vacations mutually and reasonably agreed to by the Board (or its duly authorized representative) and you.

(e) Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, including without limitation, travel expenses between your residences and the Company's New York City offices, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time. Your right to payment or reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit. In addition, the Company will cover your costs incurred for the necessary relocation within New York City as well as your expenses for obtaining a U.S. work permit, subject to a limit of $5,000. To the extent that expenses in any given calendar year exceed $50,000, all expenses in excess of such amount must be approved by the Board in its discretion.

(f) Incentive Equity. On or as soon as practicable after the Effective Date (but no later than 45 days thereafter), you will be granted 1,250,000 shares of restricted common stock (the "Equity Grant"), subject to a restricted stock award agreement containing substantially the terms set forth on Annex A attached hereto.

3. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of your employment with the Company, you will learn of Confidential Information, as defined below, and you may develop Confidential Information on behalf of the Company and its Affiliates. You agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You agree that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity. You cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

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(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control. You also agree to disclose to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c) Assignment of Rights to Intellectual Property. You shall promptly and fully disclose all Intellectual Property to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. All copyrightable works that you create during your employment shall be considered "work made for hire" and shall, upon creation, be owned exclusively by the Company.

(d) Restricted Activities. You acknowledge that, during your employment with the Company, you will have access to Confidential Information and trade secrets which, if disclosed, would assist in competition against the Company and its Affiliates, and that you will also generate good will for the Company and its Affiliates. Therefore, you agree that the following restrictions on your activities are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

(i) While you are employed by the Company and until the first anniversary after the end of such employment, unless your employment is terminated pursuant to Section 4(b) or (c) below, you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates for which you are materially involved or undertake any planning for any Competitor or any of its Affiliates that are engaged in a competitive business. Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is a Competitor or its Affiliates (unless not engaged in a competitive business), as conducted or in planning during your employment with the Company. The foregoing, however, shall not prevent your (i) passive ownership of two percent (2%) or less of the equity securities of any publicly traded company; (ii) providing goods or services to charitable and community organizations; or (iii) following written consent by the Board, serving on the board of directors of entities other than Competitors.

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(ii) While you are employed by the Company, you will not directly or indirectly (a) solicit or encourage any customer, vendor, supplier or other business partner of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer, vendor, supplier or other business partner or prospective customer, vendor, supplier or other business partner of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer, vendor, supplier or other business partner or such prospective customer, vendor, supplier or other business partner conducts or could conduct with the Company or any of its Affiliates.

(iii) While you are employed by the Company and during the twelve (12) month period immediately following termination of your employment, unless your employment is terminated pursuant to Section 4(b) or (c) below (in the aggregate, the "Restricted Period"), you will not, and will not assist any other Person to, (a) solicit for hiring or engagement, any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish his, her or its relationship with them. For the purposes of this Agreement, an "employee" or an "independent contractor" of the Company or any of its Affiliates is any person who was such at any time within the preceding twelve (12) months.

(e) In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates may be irreparable. You therefore agree that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond,; it being understood that in respect of any adversarial proceedings between the Company and you under this Agreement or otherwise, the prevailing party (the party receiving substantially the relief sought) shall recover its reasonable attorney's fees. So that the Company may enjoy the full benefit of the covenants contained in this Section 3, you further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in this Section 3. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company's Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of your employment or other relationship with the Company or any of its Affiliates, shall operate to excuse you from the performance of your obligations under this Section 3.

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4. Termination of Employment.

Your employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a) By the Company for Cause. The Company may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the cause. The following, as determined by the Board in its reasonable judgment, shall constitute "Cause" for termination: (i) your substantial failure to perform (other than by reason of disability), or substantial negligence in the performance of, your duties and responsibilities to the Company or any of its Affiliates for a period of sixty (60) days after a written demand for substantial performance is delivered to you by the Board that specifically identifies the manner in which the Board believes that you have not performed your duties; (ii) your material breach of this Agreement or any other agreement between you and the Company or any of its Affiliates, which breach if curable, is not cured within sixty (60) days following written notice from the Board specifying such breach; (iii) your commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; (iv) your willful violation of any applicable material law or regulation respecting the business of the Company; or (v) your breach of fiduciary duty owed to the Company.

(b) By the Company Without Cause. The Company may terminate your employment other than for Cause at any time upon notice to you. The Company’s delivery of a non-renewal notice shall be treated as a termination without Cause.

(c) By You for Good Reason. You may terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" means, without your written consent,

(i) subject to the other provisions herein, a material breach by the Company of the terms of this Agreement, or any other equity or compensation written agreement between the Company and you related to your services as an officer, director, or employee of the Company, including but not limited to, the failure of the Company to make any material payment or provide any material benefit specified under this Agreement, except as provided in clause (iii) herein, (ii) any material adverse change and diminution of your authority, duties or responsibilities, as provided for hereunder, or (iii) a material reduction in your Base Salary or (iv) a requirement to relocate your primary residence; provided, however, that you must provide the Company with written notice that describes in reasonable detail the existence of one or more of the conditions described in clauses (i)-(iv) above no later than sixty (60) days after the date of the initial occurrence of such condition or conditions; in addition, you must provide the Company a period of at least thirty (30) days during which the Company can remedy the condition or conditions and, if you terminate your employment for Good Reason, you must actually resign within one (1) year of providing such written notice.

(d) By You for Other than Good Reason. You may terminate your employment at any time upon sixty (60) days' notice to the Company. The Board may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay you your base salary for that portion of the notice period so waived.

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(e) Death and Disability. Your employment hereunder shall automatically terminate in the event of your death during employment. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this Agreement, either with or without reasonable accommodation, the Company will continue to pay you your base salary and to provide you benefits in accordance with Section 2(c) above, to the extent permitted by plan terms, for up to twelve (12) weeks of disability during any period of three hundred sixty-five (365) consecutive calendar days. If you are unable to return to work after twelve (12) weeks of disability, the Company may terminate your employment, upon notice to you. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company's request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company's determination of the issue shall be binding on you.

5. Other Matters Related to Termination.

(a) Final Compensation. In the event of termination of your employment with the Company, howsoever occurring, the Company shall pay you (i) the Base Salary for the final payroll period of your employment, through the date your employment terminates; (ii) compensation at the rate of the Base Salary for any vacation time earned but not used as of the date your employment terminates; (iii) in the case of a termination of your employment pursuant to Sections 4(b), (c) or (e), above, the Company will pay you a prorated portion of the Bonus for the year of your termination through the date of your termination or death, as applicable, based on your performance and that of the Company as measured against objective metrics, with the actual amount of such bonus being determined by the Board, and (iv) reimbursement, in accordance with Section 2(e) hereof, for business expenses incurred by you but not yet paid to you as of the date your employment terminates; provided you submit all expenses and supporting documentation required within sixty (60) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect (all of the foregoing, "Final Compensation"). Except as otherwise provided in Section 5(a)(iii), Final Compensation will be paid to you within thirty (30) days following the date of termination (or such shorter period required by law).

(b) Severance Payments. In the event of any termination of your employment pursuant to Section 4(b) (including as a result of the non-renewal by the Company), (c) or (e) above, the Company will: (i) pay you, or your estate, if applicable, in addition to Final Compensation, the Base Salary for a period of six (6) months from the date of termination or, if earlier, until commencement of your employment with or engagement to provide consulting services to a Competitor, it being understood that your earnings received from any Competitor during such period will be offset against such Base Salary (the "Severance Payments"); (ii) during any Severance Payment period, or, if earlier than the end of such period, until covered by your subsequent employer, should you timely elect to continue coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") the Company shall reimburse you for the COBRA premiums due to maintain health insurance coverage that is substantially equivalent to that which you received immediately prior to the date of your termination; and (iii) provide for full accelerated vesting of all the unvested portion of the Equity Grant. You agree to provide the Company with prompt notice if you commence any employment or consulting relationship during the period when you are receiving the Severance Payments.

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(c) Conditions to and Timing of Severance Payments. Any obligation of the Company to provide you the Severance Payments is conditioned, however, on your signing and returning to the Company, and not revoking, a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided to you by the Company at the time your employment is terminated (the "Separation Agreement"). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date your employment is terminated. Any Severance Payments to which you are entitled will be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company. The first payment will be made on the Company's next regular payday following the expiration of sixty (60) calendar days from the date of termination; but that first payment shall be retroactive to the day following the date your employment terminates.

(d) Benefits Termination. Subject to Section 5(b) hereof, except for any right you may have under COBRA or other applicable law to continue participation in the Company's group health and dental plans at your cost, your participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of base salary or other payment to you following termination and you shall not be eligible to earn vacation or other paid time off following the termination of your employment.

(e) Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this Agreement. The obligation of the Company to make payments to you under Section 5(b), and your right to retain the same, are expressly conditioned upon your continued full performance of your obligations under Section 3 hereof. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a "specified employee," as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A").

(b) For purposes of this Agreement, all references to "termination of employment" and correlative phrases shall be construed to require a "separation from service" (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term "specified employee" means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

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(d) In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

7. Definitions.

For purposes of this Agreement, the following definitions apply:

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"Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

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"Competitor" means any company that is active in the business area of the Company or any of its Affiliates, especially in the field of natural remedies, as well as companies that would qualify as portfolio companies under the Company's investment strategy at the relevant point in time.

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"Confidential Information" means any and all information of the Company and its Affiliates that is not generally available to the public or readily ascertainable in the industry in which the Company operates. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

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"Intellectual Property" means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by you for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

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"Person" means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

8. Withholding.

All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

9. Assignment.

Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets so long as such assignee assumes all of the obligations hereunder. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

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10. Severability.

If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11. Miscellaneous.

This Agreement sets forth the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a New York contract and shall be governed and construed in accordance with the laws of the State of New York, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of or in the State of New York in connection with any dispute arising out of this Agreement.

12. Notices.

Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

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If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me as soon as practicable. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

Sincerely yours,

The Healing Company Inc.

By: Lee Larson Elmore

Its: Chief Executive Officer

Accepted and agreed:

Simon Belsham

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Annex A

Terms of Restricted Stock Grant

Vesting Schedule	25% after one year from the Effective Date (employment start date); remaining 1/36th monthly over the following three year period (full vesting 4 years from start date)
83b election and valuation	Company to obtain 409A valuation so that you may file an 83b election within 30 days of the grant
Termination of Employment

See employment agreement:

Acceleration of vesting if terminated without Cause (including non-renewal by the Company), resignation with Good Reason or death or Disability (“Qualifying Termination”).

The Company will not have repurchase/call rights on the vested shares if terminated without Cause or if you resign for Good Reason

If terminated by the Company for Cause, vested and unvested shares are forfeited.

Change in Control/Sale Provisions	Tag-along and Drag-along; piggy back registration rights

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